Exhibit 10.40

May 19, 2014

David Buchen

15 Jacob Arnold Road

Morristown, NJ 07960

Dear David:

You have been identified as a key contributor to the success of Actavis plc, its subsidiaries and affiliates (the “Company”) and the success of its pending acquisition of Forest Laboratories, Inc. (the “Forest Transaction”). In recognition of your contributions, the Company is pleased to offer you a special retention, as set forth below, which is contingent upon your acceptance of the terms of this letter.

Special Retention Award

In the event your employment is terminated at any time by you for “Good Reason” (as defined in the February 28, 2000 Key Employment Agreement between you and Actavis, Inc. (f/k/a Watson Pharmaceuticals, Inc.), as amended from time to time (the “Employment Agreement”)), the following benefits will be due to you: (i) a lump sum equal to the sum of two times your current annual base salary and two times your annual incentive bonus (calculated based on the higher of your target bonus or the highest bonus you have received in the two years prior to your termination); (ii) any earned but unpaid bonus for the year preceding your termination; (iii) a pro-rated bonus (based on your target bonus) for the year in which your termination occurs; (iv) continued group health insurance benefits for up to twenty four months; and (v) outplacement services for one year with a nationally recognized service selected by the Company, which shall be paid or reimbursed promptly by the Company, but in no event later than the calendar year immediately following the calendar year which such expenses are incurred. In the event your employment is terminated at any time by the Company without “Cause” (as defined in the Employment Agreement), you shall be paid the forgoing compensation and benefits, unless that on the date of your termination the Company then provides the Company’s senior executives with more valuable severance and compensation and benefits, in the aggregate, than the forgoing compensation and benefits, in which case you shall be paid such more valuable benefits. In addition, provided that you are employed by the Company on January 2, 2015, you shall be paid the forgoing compensation and benefits if you are not the Chief Legal Officer & Secretary of Actavis plc, with all commensurate duties and responsibilities of such office and title, on such date and if you elect to terminate your employment with the Company, for any reason or no reason, no later than the earlier of (a) the first anniversary of the consummation of the Forest Transaction or (b) December 1, 2015. The forgoing severance benefits and compensation shall be paid to you subject to your delivery, execution and non-revocation of a Release and such amounts shall be paid to you within 30 days after your qualifying termination of employment, and if the 30-day period during which the severance benefits may be paid spans two calendar years, the payment shall be made in the later calendar year.

This letter does not change, in any way, the nature of your employment relationship with the Company. You or the Company may terminate your employment at any time, for any reason, with or without Cause, except to the extent otherwise expressly provided by any written agreement between you and the Company. The compensation and benefits provided in this letter are intended to be compliant with Section 409A of the Internal Revenue Code and the provisions hereof shall be interpreted and administered consistently with such intent. Additionally, this letter is in addition to, and does not alter, supersede or replace any prior retention agreement between you and the Company

We are confident we can count on your continued support. On behalf of the Company, I thank you for your contributions to the Company’s success. Please indicate your acknowledgement and acceptance of this offer by signing and returning a copy of the letter.

Sincerely yours,

/s/ Paul M. Bisaro
Paul M. Bisaro
Chairman and Chief Executive Officer

Date

Acknowledgement

I have read, understand and accept the terms set forth in this letter.

/s/ David A. Buchen	May 23, 2014
Date

Appendix A

“Cause” For the purposes of this offer of the Retention Bonus, “Cause” shall mean the occurrence of any of the following events on or after acceptance of this offer, and upon written notice to Executive and a reasonable opportunity for the Executive to cure such event (which opportunity shall be thirty (30) days unless the event is not susceptible to being cured, within the judgment of the Board): (i) fraud, misappropriation, embezzlement or other act of material misconduct against the Company or any of its affiliates; (ii) gross neglect, willful malfeasance or gross misconduct against the Company or any of its affiliates; (iii) conviction or plea of guilty or nolo contendere to a felony which felony, conviction, or plea materially impacts the Company economically or the Company’s reputation, as reasonably determined by the Board; (iv) willful and knowing violation of any rules or regulations of any governmental or regulatory body material to the business of the Company; (v) failure to cooperate, if requested by the Board, with any investigation or inquiry into Executive’s or the Company’s business practices, whether internal or external, including, but not limited to Executive’s refusal to be deposed or to provide testimony at any trial or inquiry unless such refusal is made upon the advice of the Company’s general counsel or its external counsel; or (vi) substantial and willful failure to render services in accordance with the terms of Executive’s employment (other than as a result of illness, accident, or other physical or mental incapacity) or other material breach of Executive’s duties and responsibilities). For the purposes of clauses (ii), (iv) and (vi) of this definition, no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and with reasonable belief that Executive’s act, or failure to act, was in the best interest of the Company. Notwithstanding the foregoing, the Company shall not have “Cause” to terminate Executive’s employment in connection with any of the foregoing events to the extent that the Company shall have either consented to such event or the extent that ninety (90) days shall have elapsed following the date that the Company becomes aware of such event without delivering notice to the Executive (“Cause Notice”).

“Good Reason” For the purposes of this letter, “Good Reason” shall mean any one of the following events which occurs on or after acceptance of this offer: (i) any material reduction of the Executive’s then existing annual base salary, except to the extent the annual base salary of all other executive officers at levels similar to the Executive of the Company is similarly reduced (provided such reduction does not exceed fifteen percent (15%) of Executive’s then existing annual base salary); (ii) any material reduction in the package of benefits and incentives, taken as a whole, provided to the Executive (except that employee contributions may be raised to the extent of any cost increases imposed by third parties) or any action by the Company which would materially and adversely affect the Executive’s participation or reduce the Executive’s benefits under any such plans, except to the extent that such benefits and incentives of all other executive officers at a similar level of the Company are similarly reduced; (iii) any material diminution of the Executive’s duties and responsibilities, taken as a whole, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith which is remedied by the Company immediately after notice thereof is given by the Executive; (iv) a requirement that the Executive materially relocate to a work site that would increase the Executive’s one-way commute distance by more than thirty-five (35) miles from his then principal residence, unless the Executive accepts such relocation opportunity; (v) any material breach by the Company of its obligations under this Agreement; or (vi) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company. Notwithstanding the foregoing, the Executive may not resign his employment for Good Reason unless: (A) the Executive has provided the Company with at least 30 days prior written notice of the Executive’s intent to resign for Good Reason; and (B) the Company has not remedied the alleged violation(s) within 30 days following its receipt of the written notice of intent to resign for Good Reason.